EXHIBIT 99.1

Dimension Board Determines that Ultragenyx’s Unsolicited Proposal to Acquire Dimension for $6.00 Per Share

Constitutes a “Superior Proposal”

REGENXBIO Waives Matching Rights

CAMBRIDGE, MA – October 2, 2017 – Dimension Therapeutics, Inc. (“Dimension”) (NASDAQ:DMTX) announced today that the Dimension Board of Directors (the “Dimension Board”) has determined that an unsolicited proposal received from Ultragenyx Pharmaceutical Inc. (“Ultragenyx”) (NASDAQ:RARE) constitutes a “Superior Proposal” as defined in Dimension’s existing merger agreement with REGENXBIO Inc. (“REGENXBIO”) (NASDAQ:RGNX), dated as of August 24, 2017 (the “REGENXBIO Merger Agreement”). In connection with that determination, Ultragenyx has delivered a binding acquisition agreement subject solely to acceptance by Dimension of the terms thereof. The binding Ultragenyx agreement provides for Ultragenyx’s acquisition of all outstanding shares of Dimension common stock at a purchase price of $6.00 per share.

Dimension notified REGENXBIO of the Dimension Board’s determination, following which REGENXBIO agreed in writing that it is not exercising its right under the REGENXBIO Merger Agreement to negotiate a possible amendment of that agreement to match or exceed Ultragenyx’s proposal and has waived its matching rights. Dimension is not permitted to enter into Ultragenyx’s merger agreement or to change its recommendation in favor of the REGENXBIO transaction until Dimension satisfies certain other requirements under the REGENXBIO Merger Agreement, which are currently anticipated to be satisfied on or about October 2, 2017.

Under the REGENXBIO Merger Agreement, Dimension is required to pay a $2,850,000 termination fee to REGENXBIO if the Dimension Board terminates the REGENXBIO Merger Agreement in order to enter into an agreement with Ultragenyx. Ultragenyx has agreed to pay the termination fee to REGENXBIO on Dimension’s behalf in such event. Dimension would be required to repay Ultragenyx for the REGENXBIO termination fee under certain circumstances in connection with a termination of Ultragenyx’s merger agreement.

At this time, Dimension remains subject to the REGENXBIO Merger Agreement and the Dimension Board has not changed its recommendation in support of the REGENXBIO transaction, the existing REGENXBIO Merger Agreement, or its recommendation that Dimension’s stockholders adopt and approve the REGENXBIO Merger Agreement. There can be no assurances that a transaction with Ultragenyx will result from Ultragenyx’s proposal, or that any other transaction will be consummated.

About Dimension Therapeutics, Inc.

Dimension Therapeutics, Inc. (NASDAQ:DMTX) is a leader in discovering and developing new therapeutic products for people living with devastating rare and metabolic diseases associated with the liver, based on the most advanced mammalian adeno-associated virus (AAV) gene delivery technology. Dimension is actively progressing its broad pipeline, which features programs addressing unmet needs for patients suffering from inherited metabolic diseases, including OTC deficiency and GSDIa, and a collaboration with Bayer in hemophilia A. Dimension has initiated a phase 1/2 clinical trial with DTX301 for the treatment of OTC deficiency. The company targets diseases with readily identifiable patient populations, highly predictive preclinical models, and well-described, and often clinically validated, biomarkers. Founded in 2013, Dimension maintains headquarters in Cambridge, Massachusetts.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding timing and likelihood of achievement of our upcoming development milestones, including timing of disclosure of data, the expected progress of our portfolio and programs, and our ability to successfully complete clinical studies. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the parties may be unable to obtain stockholder or regulatory approvals required for the proposed transaction or may be required to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals; the length of time necessary to consummate the proposed transaction may be longer than anticipated; the parties may not be able to satisfy the conditions precedent to consummate the proposed transaction; the proposed transaction may divert management’s attention from Dimension’s ongoing business operations; the anticipated benefits of the proposed transaction might not be achieved; Dimension’s product candidates, including its candidate, DTX301, may not achieve development milestones, including patient enrollment, dosing of patients, release of initial data, or regulatory filings; the proposed transaction may involve unexpected costs; the business may suffer as a result of uncertainty surrounding the proposed transaction, including difficulties in maintaining relationships with third parties or retaining key employees; the parties may be unable to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction; the parties may be subject to risks related to the proposed transaction, including any legal proceedings related to the proposed transaction and the general risks associated with the respective businesses of Dimension and REGENXBIO; and the other risks described under the caption “Risk Factors” in Dimension’s Quarterly Report on Form 10-Q for the period ended June 30, 2017, which is on file with the Securities and Exchange Commission, as well as other risks detailed in Dimension’s additional filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Dimension undertakes no duty to update this information unless required by law.

Additional Information about the Proposed Transaction and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This document relates to a proposed transaction between Dimension Therapeutics, Inc. (“Dimension”) and REGENXBIO Inc. (“REGENXBIO”), which will become the subject of a proxy statement/prospectus to be filed with the SEC by Dimension, and may be deemed to be solicitation material in respect of the proposed transaction. This document is not a substitute for the proxy statement/prospectus that Dimension will file with the SEC or any other documents that Dimension may file with the SEC or send to stockholders in connection with the proposed transaction. Before making any voting decision, investors and security holders are urged to carefully read the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about Dimension, REGENXBIO, the proposed transaction and related matters.

Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Dimension through the website maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the proxy statement/prospectus, once it is filed, from Dimension by accessing Dimension’s website at www.dimensiontx.com or upon written request to Dimension Therapeutics, Inc., 840 Memorial Drive, Cambridge, Massachusetts 02139.

Participants in Solicitation

REGENXBIO, Dimension and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Dimension’s stockholders in connection with the proposed transaction. Information regarding Dimension’s directors and executive officers is contained in the proxy statement for Dimension’s 2017 Annual Meeting of Stockholders, which was filed with the SEC on April 14, 2017. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing Dimension’s website at www.dimensiontx.com. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.

Contacts:

Mary Thistle

Chief Operating Officer

Dimension Therapeutics

617-714-0659

mary.thistle@dimensiontx.com

Burns McClellan, on behalf of Dimension Therapeutics

Media: Justin Jackson

212-213-0006, ext.327

jjackson@burnsmc.com